Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

Allegheny Technologies Names Patrick J. DeCourcy

Chief Financial Officer

December 16, 2013—Allegheny Technologies Incorporated (NYSE:ATI) announced today that Patrick J. DeCourcy has been named Senior Vice President, Finance and Chief Financial Officer. Mr. DeCourcy had been serving as Interim Chief Financial Officer since July 15, 2013.

Mr. DeCourcy will provide leadership for all of ATI’s financial matters, including internal and external reporting, treasury, tax planning and compliance, internal audit, investor relations, internal control systems and processes, strategic sourcing and information technologies shared services, and pension investment management oversight.

“Pat has demonstrated a unique combination of strong leadership skills, financial acumen, deep knowledge of ATI’s business, and strategy development since being named ATI’s Interim Chief Financial Officer,” said Richard J. Harshman, ATI’s Chairman, President and Chief Executive Officer. “These abilities, combined with Pat’s demonstrated commitment to our shared core values over his nearly 25-year career with ATI, make Pat an outstanding selection as our next CFO.”

“Pat has been a strong addition to our executive leadership team. I look forward to his continuing contributions as we position ATI as an aligned and integrated producer of specialty materials and components, using relentless innovation to create sustainable profitable growth and deliver value to our customers and stockholders.”

Pat DeCourcy, who is a Certified Public Accountant, began his career with ATI in 1988 in ATI’s flat-rolled products operations where he held various finance leadership positions with increasing responsibilities. In 1998, he was named Controller of ATI’s flat-rolled products business. In 2000, he was named Vice President, Finance and Administration of ATI’s specialty materials nickel-based and titanium-based alloys business. In 2011, he became involved in assisting with the integration of ATI’s high performance forged and cast products business following ATI’s acquisition of the Ladish Co. Prior to being named Interim Chief Financial Officer in July 2013, he provided assistance to ATI’s executive management with the business integration of the company’s Flat-Rolled Products Segment Hot-Rolling and Processing Facility (HRPF) strategic investment. Prior to joining ATI, Mr. DeCourcy worked in the Audit Division of Ernst & Young LLP from 1984 to 1988.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $4.1 billion for the twelve months ending September 30, 2013. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, engineered forgings and castings, zirconium, hafnium, and niobium alloys, grain-oriented electrical steel, and stainless and specialty steels. The ATI website is www.ATImetals.com.